ARTICLES OF AMENDMENT
TO THE
ARTICLES OF INCORPORATION
OF
S.Y. BANCORP, INC.

          Pursuant to the applicable provisions of the Kentucky Business Corporation Act, S.Y. Bancorp, Inc., a Kentucky corporation (the "Corporation"), hereby adopts the following Articles of Amendment to its Articles of Incorporation:

First: The name of the corporation is S.Y. Bancorp, Inc.

          Second: At a meeting of the Board of Directors of the Corporation duly called and held on February 18, 2003, at which a quorum was present and acting throughout, the following resolution was adopted setting forth and declaring the advisability of two proposed amendments to the Articles of Incorporation of the Corporation:

WHEREAS, the Board of Directors of the Corporation deems it to be advisable and in the best interests of the Corporation and its shareholders to amend the Articles of Incorporation (the "Articles") to (a) increase the number of authorized shares of common stock which the Corporation may issue from time to time for its lawful corporate purposes to 20,000,000, and (b) create a new class of capital stock consisting of 1,000,000 shares of preferred stock having such designations, preferences, limitations, relative rights and other terms as the Board of Directors may determine prior to any issuance of shares of such class.

NOW, THEREFORE, BE IT RESOLVED that the Articles of the Corporation be amended by revising Article VI thereof so that, as amended, such Article shall provide in its entirety as follows:

ARTICLE VI

Capital Stock

Section 1. Number and Classes. The aggregate number of shares which the Corporation shall have authority to issue is twenty-one million (21,000,000), consisting of twenty million (20,000,000) shares of Common Stock having no par value and one million (1,000,000) shares of Preferred Stock.

Section 2. Terms of Preferred Stock. The Board of Directors may determine the preferences, limitations and relative rights, to the extent permitted by the Kentucky Business Corporation Act, of any class of shares of Preferred Stock before the issuance of any shares of that class, or of one or more series within a class before the issuance of any shares of that series. Each class or series shall be appropriately designated by a distinguishing designation prior to the issuance of any shares thereof. The shares of Preferred Stock of any series shall have preferences, limitations and relative rights identical with those of other shares of the same series and, except to the extent otherwise provided in the description of the series, with those of shares of other series of the same class.

          Third: Pursuant to the aforesaid resolution of the Board of Directors, the foregoing amendments were presented to the shareholders of the Corporation for their consideration and vote at the annual meeting of shareholders duly called and held on April 23, 2003. There were 6,749,518 outstanding shares of common stock of the Company entitled to vote at such annual meeting, and the holder of each share was entitled to cast one vote on each of the foregoing amendments. There were 5,943,454 shares of common stock indisputably represented at the annual meeting in person or by proxy. A total of 5,571,570 undisputed votes were cast by the holders of common stock for the proposed amendment to increase the number of authorized shares of common stock, which was sufficient for its approval by the holders of the outstanding common shares, and the amendment was duly adopted by the shareholders. A total of 3,605,179 undisputed votes were cast by the holders of common stock for the proposed amendment to create a new class of preferred stock, which was sufficient for its approval by the holders of the outstanding common shares, and the amendment was duly adopted by the shareholders.

Fourth: The amendment does not provide for an exchange, reclassification or cancellation of issued shares of stock of the Corporation.
IN TESTIMONY WHEREOF, these Articles of Amendment have been executed on behalf of the undersigned corporation, by and through its duly authorized officer, this 23rd day of April, 2003.

S.Y. BANCORP, INC.

By: /s/ David P. Heintzman
David P. Heintzman, President

THIS INSTRUMENT PREPARED BY:

/s/ C. Craig Bradley, Jr.
C. Craig Bradley, Jr.
Stites & Harbison, PLLC
400 West Market Street, Suite 1800
Louisville, Kentucky 40202-3352